UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
May 20, 2008 (May 20, 2008)
Date of Report (Date of earliest event reported)
FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-13102 (Commission File Number)	36-3935116 (I.R.S. Employer Identification No.)
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(Address of principal executive offices, zip code)
(312) 344-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 20, 2008, the Compensation Committee of the Board of Directors of First Industrial Realty Trust, Inc. (the “Company”) approved modifications of the criteria it will evaluate when granting awards to the Company’s chief executive officer and certain other senior executive officers under the Company’s incentive compensation plan (the “Executive Officer Bonus Plan”). As a result of these modifications, when evaluating the Company’s performance in 2008 in connection with the Executive Officer Bonus Plan determinations, the Compensation Committee will consider four broad performance categories designed to reward different areas of performance. These categories are funds from operations (“FFO”) per share (as defined by the Company), capital deployment and raising, same store net operating income (“NOI”) and total shareholder return. The Compensation Committee has assigned weighting factors to each of the newly established performance categories, such that performance in certain categories will have a more pronounced impact on the bonus payments made under the Executive Officer Bonus Plan than will performance in other categories. The Compensation Committee has assigned a 40% weighting factor to the FFO per share category, a 25% weighting factor to each of the capital deployment and raising and total shareholder return categories (distributed among subcategories, as described below), and a 10% weighting factor to the same store NOI category.
     Two of the broad categories established by the Compensation Committee include subcategories identifying more specific goals and objectives. Specifically, under the broad category “capital deployment and raising” the Compensation Committee will consider separately the Company’s (i) investments, measured as the acquisitions closed by the Company together with developments started by the Company, to which it has assigned a 10% weighting factor, (ii) capital raising, measured as new and renewed equity together with debt capital closed by the Company (excluding, for joint ventures and funds in which the Company participates, equity committed by the Company), to which it has assigned a 10% weighting factor, and (iii) capital capacity, measured as the sum of the total capitalization reflected on the Company’s balance sheet, plus the assets of the joint ventures and funds in which the Company participates, plus the unused capital capacity of the joint ventures and funds in which the Company participates, plus assets managed by the Company for third parties, to which it has assigned a 5% weighting factor. Similarly, under the broad category “total shareholder return” the Compensation Committee will consider separately (y) the Company’s absolute shareholder return (including both change in stock price and dividends) and (z) the Company’s shareholder return relative to the total return of the Morgan Stanley REIT Index, to each of which it has assigned a 12.5% weighting factor.
     The Compensation Committee has also established performance targets and thresholds relating to each newly established performance category. Achievement of specified minimum thresholds with respect to each performance category will result in receipt by each executive officer covered by the Executive Officer Bonus Plan of 25% of the bonus opportunity associated with that performance category. Achievement by the Company of specifically identified higher levels of performance with respect to each performance category will result in receipt by each executive officer covered by the Executive Officer Bonus Plan of 50%, 75%, 100% or 125%, respectively, of the bonus opportunity associated with that performance category. Should performance fall between two identified payout levels, the resulting compensation that may be earned for such performance will be appropriately prorated. Achievement at more than the 100% payout level for any individual performance category may offset a failure to meet at least the 100% payout level for another performance category, but in no event will any executive officer covered by the Executive Officer Bonus Plan receive more than 100% of his or her total maximum bonus opportunity.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.
By:	/s/ Scott A. Musil
	Name:	Scott A. Musil
	Title:	Chief Accounting Officer

Date: May 20, 2008